EXHIBIT B
Transactions in Common Stock by Pebbleton During the Past Sixty (60) Days
     Exhibit B of the Original Schedule 13D is hereby amended to add the following:
     The following purchases of shares of Pioneer Drilling Company have been made by Pebbleton Corporation N.V. and were effected on NYSE Alternext U.S., formerly known as the American Stock Exchange, since February 27, 2009:

Date	Securities Involved	Price per Share
March 2, 2009	152,024	$3.91
March 3, 2009	189,011	$3.89
March 4, 2009	586,000	$3.99
March 5, 2009	464,700	$3.94

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